Exhibit 21.1

EQT Exeter Real Estate Income Trust, Inc. Subsidiaries

Subsidiary	Jurisdiction of Formation
EQT Exeter REIT Operating Partnership LP	Delaware
EQRT 110 Southeast Inner Loop GP, LLC	Delaware
EQRT 110 Southeast Inner Loop, L.P.	Delaware
EQRT 1500 Shoals GP, LLC	Delaware
EQRT 1500 Shoals, L.P.	Delaware
EQRT 2871 102ND GP, LLC	Delaware
EQRT 2871 102ND, L.P.	Delaware
EQRT 3327 Harrisburg GP, LLC	Delaware
EQRT 3327 Harrisburg, L.P.	Delaware
EQRT 1500 Francisco, L.P.	Delaware
EQRT 1500 Francisco GP, LLC	Delaware